         Exhibit 99

         Media Contact: Tom Robinson
816-556-2902

         Investor Contact: Todd Kobayashi
816-556-2904

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES RECORD WHOLESALE SALES
AND THE PURCHASE OF ADDITIONAL STRATEGIC ENERGY STAKE

KANSAS CITY, MO, April 21, 2004 – Great Plains Energy Incorporated (NYSE:GXP) today announced first quarter 2004 earnings of $26.9 million, or $0.39 per share compared to first quarter 2003 earnings of $14.1 million, or $0.20 per share. Ongoing earnings, defined as Generally Accepted Accounting Principles (GAAP) earnings adjusted for certain unusual items, were $29.1 million or $0.42 per share, compared to $21.6 million or $0.31 per share in the first quarter of 2003. Ongoing earnings exclude KLT Gas and other discontinued operations.

Great Plains Energy also announced the purchase of an additional 11.45% stake in Strategic Energy for $88.8 million increasing its ownership to approximately 99%. The acquisition, subject to Federal Energy Regulatory Commission’s approval, is expected to be minimally accretive to the Company’s 2004 earnings.

For 2004, the Company affirms ongoing earnings guidance to be in the range of $2.20 to $2.32 per share.

First Quarter Highlights:

-	KCP&L reported record wholesale revenues of $53.6 million, an increase of 16%.

-	KCP&L's coal fleet availability rose to 82.5% compared to 75.7% last year.

-	Strategic Energy continued its expansion with a 16% increase in MWh's delivered.

-	Great Plains Energy announced the purchase of an additional stake in Strategic
Energy increasing its ownership position to approximately 99%.

Chairman Michael Chesser commented, “Our continued focus on KCP&L’s operational excellence drove substantial improvement in the generation fleet’s availability, leading to record gains in wholesale sales.” He continued, “ With the additional investment of Strategic Energy, we are well positioned to capitalize on growth opportunities in both regulated and competitive markets.”

Kansas City Power & Light

KCP&L, an integrated and regulated electric utility, reported earnings for the current quarter of $21.6 million or $0.31 per share compared to $13.4 million, or $0.19 per share in 2003. First quarter revenues were $246.5 million, up 5% from $234.4 million in the first quarter of 2003.

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Record wholesale revenues of $53.6 million were driven by significantly higher coal fleet availability when compared to last year. The coal fleet equivalent availability of 82.5% was achieved by the timing of scheduled plant maintenance outages and proactive plant maintenance. The increased availability combined with successful sales efforts drove a 15% increase in wholesale sales to 1.7 million MWh during the first quarter of 2004 compared to the first quarter of 2003. Wholesale electricity prices were favorable in the quarter when compared to the average price for all of 2003, while approximately 5% lower than the first quarter of 2003.

Retail revenues increased approximately 2% to $189.2 million in 2004 compared to the same period last year. Weather, as measured by heating degree-days, was 3% milder than normal in the first quarter of 2004 and 4% milder than the first quarter of 2003. Adjusted for weather, KCP&L’s retail growth was approximately 3%.

Strategic Energy

Strategic Energy, a competitive electricity supplier, continued its expansion in the first quarter. Revenues were $294.5 million, up 28% compared to $229.2 million last year. Earnings for the current quarter were $9.3 million or $0.13 per share compared to $9.8 million or $0.14 per share last year. MWh’s delivered increased 16% to 4.4 million from 3.8 million in the same period of 2003. This increase was more than offset by previously forecasted margin reduction driven primarily by the expiration of older, higher margin contracts. As projected, gross margin per MWh declined to $6.86 compared to $7.70 in the same quarter last year. Strategic Energy’s expected gross margin per MWh range for the year remains $6.20-6.50. Margins on new business remain in the $5.00-$6.00 per MWh range.

New customer accounts grew by 48% to almost 50,000 compared to approximately 33,800 in last year’s first quarter. The customer re-sign rate remained firm at approximately 80% and the average contract length remained approximately 1.7 years.

Great Plains Energy announced the purchase of an additional 11.45% stake in Strategic Energy for $88.8 million, increasing the ownership stake to approximately 99%. This transaction is expected to close by the end of the second quarter, subject to Federal Energy Regulatory Commission approval.

“We are pleased with the success Strategic Energy has created in the competitive supply market. This acquisition will bring our total investment in the company to approximately $125 million, a small portion of their total enterprise value,” commented Chesser. “We believe the depth of the experienced management team at Strategic Energy along with their strong performance track record will allow us to fully participate in the future growth of this business.”

The value of the stake was determined through independent third party appraisers that conducted in-depth reviews of Strategic Energy. They examined the market opportunity, growth potential, and competitive landscape among other factors to determine an estimated value for the business.

Rick Zomnir, CEO of Strategic Energy, will leave the company upon the completion of the search for his successor.

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KLT Gas

As previously announced, the Company is in the process of exiting the gas business. KLT Gas’ financial results are reported as discontinued operations and are not reflected in ongoing earnings. The Company anticipates completing a sale of the business before year-end.

The Company wrote down the KLT Gas portfolio to its estimated net realizable value, which reduced first quarter 2004 earnings by $1.2 million, or $0.02 per share. The first quarter 2004 loss from discontinued operations also reflects a $1.0 million, or $0.01 per share loss from the wind down operations. The first quarter of 2003 reflects a loss from discontinued operations of $6.3 million, or $0.09 per share and includes a $5.5 million, or $0.08 per share loss related to an impairment on a Rocky Mountain project.

Non-GAAP Financial Measure

Great Plains Energy provides in its quarterly earnings releases descriptions of “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. Ongoing earnings are reconciled to GAAP earnings for the same periods on Attachment B. Great Plains Energy is unable to reconcile its ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

We believe ongoing earnings provide to investors a useful indicator of our results that are comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. We use ongoing earnings internally to measure performance against budget and in reports for management.

Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; and Strategic Energy LLC, a competitive electricity supplier. The Company’s web site is www.greatplainsenergy.com.

Great Plains Energy Incorporated will broadcast a discussion of these results via web cast on Thursday, April 22, 2004 at 9:00 AM EDT / 8:00 AM CDT. The web cast can be accessed on the Company’s web site: www.greatplainsenergy.com. A replay will be available on the web site.

CERTAIN FORWARD-LOOKING INFORMATION — Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; ability to maintain current credit ratings; inflation rates;

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effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

Three Months Ended March 31	2004	2003

	(thousands)
Operating Revenues
Electric revenues - KCP&L	$246,535	$234,392
Electric revenues - Strategic Energy	294,111	228,952
Other revenues	832	864

Total	541,478	464,208

Operating Expenses
Fuel	40,600	37,394
Purchased power - KCP&L	12,467	16,073
Purchased power - Strategic Energy	264,354	199,943
Other	79,734	69,505
Maintenance	20,471	22,952
Depreciation and depletion	36,520	35,267
General taxes	24,721	24,408
Gain on property	(35)	(27)

Total	478,832	405,515

Operating income	62,646	58,693
Loss from equity investments	(307)	(293)
Minority interest in subsidiaries	(845)	(2,254)
Non-operating income	1,412	1,265
Non-operating expenses	(2,902)	(4,722)
Interest charges	(18,339)	(19,474)

Income from continuing operations before income taxes	41,665	33,215
Income taxes	12,163	11,131

Income from continuing operations	29,502	22,084
Loss from discontinued operations, net of income taxes	(2,178)	(7,529)

Net income	27,324	14,555
Preferred stock dividend requirements	411	411

Earnings available for common stock	$26,913	$14,144

Average number of common shares outstanding	69,257	69,190

Basic and diluted earnings per common share
Continuing operations	$0.42	$0.31
Discontinued operations	(0.03)	(0.11)

Basic and diluted earnings per common share	$0.39	$0.20

Cash dividends per common share	$0.415	$0.415

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Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31

			Earnings per Great
	Earnings		Plains Energy Share

	2004	2003	2004	2003

	(millions)

KCP&L	$21.6	$13.4	$0.31	$0.19
Strategic Energy	9.3	9.8	0.13	0.14
KLT Investments	3.2	2.3	0.05	0.03
Other	(4.6)	(3.5)	(0.06)	(0.04)

Earnings from continuing operations	29.5	22.0	0.43	0.32
KLT Gas discontinued operations,
net of income taxes	(2.2)	(6.3)	(0.03)	(0.09)
R. S. Andrews discontinued operations,
net of income taxes	-	(1.2)	-	(0.02)
Preferred dividends	(0.4)	(0.4)	(0.01)	(0.01)

Earnings available for common stock	$26.9	$14.1	$0.39	$0.20

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$26.9	$14.1	$0.39	$0.20
Reconciling items
KLT Gas -- Discontinued operations	2.2	6.3	0.03	0.09
R. S. Andrews -- Discontinued operations	-	1.2	-	0.02

Ongoing earnings	$29.1	$21.6	$0.42	$0.31

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Attachment C

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended March 31, 2004

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

		(millions)
Operating revenues	$541.5	$246.5	$294.5	$0.5
Fuel	(40.6)	(40.6)	-	-
Purchased power	(276.8)	(12.5)	(264.3)	-
Other operating expense	(125.0)	(107.6)	(11.7)	(5.7)
Depreciation and depletion	(36.5)	(35.7)	(0.6)	(0.2)

Operating income (loss)	62.6	50.1	17.9	(5.4)
Loss from equity investments	(0.3)	-	-	(0.3)
Non-operating income (expenses)	(2.3)	0.9	(1.9)	(1.3)
Interest charges	(18.3)	(17.1)	0.5	(1.7)
Income taxes	(12.2)	(12.3)	(7.2)	7.3
Discontinued operations (KLT Gas)	(2.2)	-	-	(2.2)

Net income (loss)	$27.3	$21.6	$9.3	$(3.6)

Earnings (loss) per GPE common share	$0.39	$0.31	$0.13	$(0.05)

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Attachment D

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2004	2003

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$91,298	$114,227
Restricted cash	19,556	20,850
Receivables	234,240	240,344
Fuel inventories, at average cost	19,770	22,543
Materials and supplies, at average cost	55,187	56,599
Deferred income taxes	1,716	686
Assets of discontinued operations	27,825	27,830
Other	23,772	14,293

Total	473,364	497,372

Nonutility Property and Investments
Affordable housing limited partnerships	50,461	52,644
Nuclear decommissioning trust fund	77,846	74,965
Other	43,004	44,428

Total	171,311	172,037

Utility Plant, at Original Cost
Electric	4,751,378	4,700,983
Less-accumulated depreciation	2,113,132	2,082,419

Net utility plant in service	2,638,246	2,618,564
Construction work in progress	62,899	53,250
Nuclear fuel, net of amortization of $116,950 and $113,472	28,519	29,120

Total	2,729,664	2,700,934

Deferred Charges
Regulatory assets	146,326	145,627
Prepaid pension costs	103,228	108,247
Goodwill	26,105	26,105
Other deferred charges	33,557	31,628

Total	309,216	311,607

Total	$3,683,555	$3,681,950

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Attachment D [continued]

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2004	2003

	(thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$95,850	$87,000
Current maturities of long-term debt	59,303	59,303
EIRR bonds classified as current	129,288	129,288
Accounts payable	186,525	186,747
Accrued taxes	42,745	39,886
Accrued interest	12,034	11,937
Accrued payroll and vacations	22,994	34,762
Accrued refueling outage costs	4,400	1,760
Supplier collateral	19,556	20,850
Liabilities of discontinued operations	3,855	4,607
Other	22,911	28,944

Total	599,461	605,084

Deferred Credits and Other Liabilities
Deferred income taxes	611,637	609,333
Deferred investment tax credits	36,575	37,571
Asset retirement obligations	108,398	106,694
Pension liability	90,402	89,488
Other	77,565	79,141

Total	924,577	922,227

Capitalization
Common stock equity
Common stock-150,000,000 shares authorized without par value
69,259,203 shares issued, stated value	611,424	611,424
Unearned compensation	(1,580)	(1,633)
Capital stock premium and expense	(7,228)	(7,240)
Retained earnings	389,867	391,750
Treasury stock-448 and 3,265 shares, at cost	(15)	(121)
Accumulated other comprehensive loss	(33,347)	(36,886)

Total	959,121	957,294
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Long-term debt	1,161,396	1,158,345

Total	2,159,517	2,154,639

Commitments and Contingencies

Total	$3,683,555	$3,681,950

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Attachment E

Ongoing Earnings Guidance

	2003	2004 Range

Kansas City Power & Light	$1.68	$1.68	$1.74

Strategic Energy*	0.57	0.57	0.60

KLT Investments	0.12	0.15	0.17

Other**	(0.22)	(0.20)	(0.19)

Consolidated Ongoing EPS***	$2.15	$2.20	$2.32

*Represents Great Plains Energy’s 89% indirect ownership interest in Strategic Energy.

**Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

*** 2004 ongoing earnings guidance excludes the effect of KLT Gas operations and divestiture costs of $0.05 to $0.08 per share. Great Plains Energy is unable to reconcile its 2004 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items. The impact of unusual items could be material to our operating results computed in accordance with GAAP.

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